Exhibit 23(b)



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements No. 33-51224, No. 33-51226, and No. 33-51222 of Valspar Corporation on Form S-8 of our reports dated December 24, 1998 with respect to the financial statements of the Valspar Stock Ownership Trust for Salaried Employees, the Valspar Stock Ownership Trust for Hourly Employees, and the Valspar Profit Sharing Retirement Plan for the year ended October 30, 1998 appearing in the Annual Report on Form 10-K of Valspar Corporation.




/s/ Deloitte & Touche LLP


January 19, 1999
Minneapolis, Minnesota